Exhibit 99.1

Longs Drug Stores Corporation Reports

Fourth Quarter and Fiscal 2004 Results

WALNUT CREEK, California (March 3, 2004) – Longs Drug Stores Corporation (NYSE: LDG) today reported net income for the fourth quarter ended January 29, 2004, of $13.4 million, or $0.36 per diluted share, compared to $6.4 million, or $0.17 per diluted share reported for the same period last year.

Net income for the quarter is below the Company’s guidance provided in November 2003 of $0.38 to $0.41 per diluted share due to lower than expected gross profits. This decrease became apparent only after the Company’s customary quarterly physical count of inventory in the stores at the end of the fourth quarter.

Several factors contributed to the lower than expected gross profit in the fourth quarter.  First, the Company increased markdowns to reduce non-core merchandise inventories in its stores and the actual markdowns were greater than expected.  Second, the Company had planned for higher distribution costs related to increased self-distribution and efforts to improve distribution to the stores after a system conversion at the facility serving Northern California.  Actual distribution costs were higher than planned.  In addition, the Company incurred higher costs by making more purchases outside of its centralized processes to remain in-stock during the system conversion.

The Company also experienced higher than expected distribution costs and higher costs related to making purchases outside of its centralized processes to remain in-stock during the grocery strike in Southern California.   Longs estimated the strike contributed $0.02 to $0.03 per diluted share to reported net income for the fourth quarter.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are very disappointed that our actual results were below our original expectations.  Without a perpetual inventory system, we have limited visibility in between the physical inventory counts we perform on a quarterly basis.

“Our actions during the quarter to improve the quality of our inventories and our distribution capabilities were appropriate, but our lack of visibility into the impact that these changes were having on our gross profit is unsatisfactory,” Bryant said.  “We are immediately implementing additional management controls and processes to reduce our exposure to these types of surprises in the future while we continue working on our supply chain initiative.

“We are actively engaged in upgrading our supply chain systems and processes for the replenishment of merchandise that should provide the opportunity for greater real-time visibility.  We began this initiative about two years ago and we are about two years away from completing it.  In the interim, we are tightening our controls around markdown tracking and reporting; and improving the tracking and monitoring of purchases made outside our centralized processes,” Bryant said.

Total sales for the 13 weeks ended January 29, 2004 increased 4.8 percent to $1.23 billion from the $1.17 billion reported in the comparable period of the preceding fiscal year.  Pharmacy sales were 43.9 percent of total drug store sales during the quarter, compared with 42.2 percent a year ago.  Same-store-sales increased 2.2 percent, with pharmacy same-store-sales increasing 5.5 percent and front-end same-store sales decreasing 0.2 percent.  The Company estimated that the grocery strike in Southern California favorably impacted same-store sales by 200 to 250 basis points for the 13 weeks ended January 29, 2004.

Longs recorded gains in the fourth quarter of $10.6 million pre-tax ($6.3 million after-tax, or $0.17 per diluted share) comprised of $7.0 million pre-tax ($4.2 million after-tax, or $0.11 per diluted share) resulting from the settlement of two legal matters during the quarter and the recognition of a benefit of $3.6 million pre-tax ($2.1 million after-tax, or $0.06 per diluted share) in gross profit relating to the resolution of a pricing dispute with a vendor.

The Company recorded charges in the fourth quarter of $10.4 million pre-tax ($6.2 million after-tax, or $0.17 per diluted share) comprised of $5.5 million pre-tax ($3.3 million after-tax, or $0.09 per diluted share) to increase its self-insurance reserves as the result of a third-party actuarial study completed in the fourth quarter and  $4.9 million pre-tax ($2.9 million after-tax, or $0.08 per diluted share) for store closures and asset impairments.

Despite the adjustment to the Company’s self-insurance reserves, operating and administrative expenses during the quarter were 20.9 percent of sales compared with 22.2 percent for the fourth quarter last year.

Commenting on the year, Bryant said,  “We have challenged, evaluated and examined nearly every aspect of our fundamental business model.  We have accomplished a great deal in aligning our organizational structure; establishing standards for store execution; changing our merchandise strategy; improving the quality of our inventories; upgrading our technology; increasing our efficiency and reducing our expenses.  This is an ongoing process and not an event.   Our focus remains squarely on building a foundation for profitable long-term growth.”

FISCAL 2004 RESULTS

Net income for the 52 weeks ended January 29, 2004 was $29.8 million, or $0.79 per diluted share including net charges of $11.6 million pre-tax ($7.0 million after-tax, or $0.19 per diluted share) for the following items:

•      $5.5 million pre-tax ($3.3 million after-tax, or $0.09 per diluted share) increase in the Company’s self-insurance reserves as the result of an actuarial study completed in the fourth quarter;

•      $5.2 million pre-tax ($3.0 million after-tax, or $0.08 per diluted share) of accelerated depreciation for the abandonment of a pharmacy system related asset;

•      $3.7 million pre-tax ($2.3 million after-tax, or $0.06 per diluted share) for costs associated with the Voluntary Separation Program for store managers;

•      $3.4 million pre-tax ($2.1 million after-tax, or $0.06 per diluted share) for costs associated with a reduction in force and consolidation of facilities;

•      $7.4 million pre-tax ($4.4 million after-tax, or $0.12 per diluted share) provision for store closures and asset impairments;

•      Offset in part by a pre-tax gain of $7.0 million ($4.2 million after-tax, or $0.11 per diluted share) for legal settlements; $3.6 million pre-tax ($2.1 million after-tax, or $0.06 per diluted share) resulting from the resolution of a pricing dispute; and $3.0 million pre-tax ($1.8 million after-tax, or $0.05 per diluted share) on the sale of property.

In the comparable 52 weeks ended January 30, 2003, income before the effect of an accounting change related to the adoption of SFAS 142 was $31.3 million, or $0.82 per diluted share, which included after-tax net charges of $0.10 per diluted share comprised of $0.17 per diluted share for store closure and asset impairment charges offset by income tax credits of $0.07 per diluted share.

Total sales for the 52 weeks ended January 29, 2004 were $4.53 billion, an increase of 2.3 percent compared with the $4.43 billion reported last year.  Pharmacy sales were 46.3 percent of total drug store sales during fiscal 2004, compared with 44.4 percent last year.  Same-store sales decreased 0.2 percent, with pharmacy same-store sales increasing 3.5 percent and front-end same-store sales decreasing 3.2 percent.  Longs estimated that same-store sales for the 52 weeks were favorably impacted by 80 to 100 basis points as a result of the Southern California grocery strike.

As previously reported, the company began classifying advertising expenses as a component of cost of sales at the beginning of the fiscal year.  The company had previously classified advertising expenses as a component of operating and administrative expenses.  Results for the 13-week and 52-week periods ended January 30, 2003 have been reclassified to conform to this new presentation, resulting in an increase in the previously reported cost of sales and a comparable decrease in previously reported operating and administrative expenses.  This reclassification had no impact on previously reported net income.

Management Outlook

For the first quarter ending April 29, 2004, Longs estimates total sales will increase in the range of 1 to 3 percent compared with the first quarter last year, with same-store sales in the range of flat to a 2 percent increase.  Given these sales assumptions and the company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.24 to $0.27 per diluted share in the first quarter.  By comparison, Longs reported net income of $0.16 per diluted share in the first quarter of last year, which included after-tax net charges of $0.08 per diluted share for costs associated with a reduction in work force and the consolidation of facilities and accelerated depreciation related to the abandonment of a pharmacy system; offset by net gains on the sale of property.

For the full year ending January 27, 2005, Longs estimates total sales will increase in the range of 3 to 5 percent compared with the prior year, with same-store sales increasing in the range of 1 to 3 percent.  Given these sales assumptions and continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $1.05 to $1.10 per diluted share in Fiscal 2005.  By comparison, Longs reported net income for the fiscal year ended January 29, 2004 of $0.79 per diluted share, which included after-tax net charges of $0.19 per diluted share discussed earlier in this news release.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its fourth quarter and Fiscal 2004 performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com.  A replay of the conference call will be available approximately two hours after the call and available through Wednesday, March 10, by dialing 719-457-0820 and using the confirmation number 114065.  The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Web site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Such statements relate to, among other things, sales, earnings, gross profits, inventories, cost reductions and improved operational efficiencies, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases.  These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements.  Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, consumer reaction to remodeled stores, the success of Longs’ advertising and merchandising strategies, labor unrest in the same or competitive industries, natural or manmade disasters, competition from new and existing retail drug stores, maintaining satisfactory relationships with vendors, the ability of the company to execute its previously announced initiatives, action or inaction of legislative or other governmental bodies or agencies, the company’s ability to achieve real-time visibility into its inventories and gross profits on a short and long term basis, the absence of further disruptions in the supply chain due to system conversions and other factors detailed from time to time in the company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC).  Please refer to such filings for a further discussion of these risks and uncertainties.  The company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.  The company also cautions readers that the time and/or manner of the scheduled distribution of its fourth quarter fiscal 2004 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the company’s control.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 470 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 52 weeks ended
	1/29/2004	1/30/2003	1/29/2004	1/30/2003
	Thousands Except Per Share

Sales	$1,226,638	$1,170,344	$4,526,524	$4,426,273
Cost of sales	929,367	870,574	3,382,103	3,289,426
Gross profit	297,271	299,770	1,144,421	1,136,847

Operating and administrative expenses	256,888	259,948	1,000,994	990,209
Depreciation and amortization	19,842	20,059	83,595	77,736
Provision for store closures and asset impairment	4,895	10,754	7,438	10,754
Legal settlements and other disputes	(7,007)	—	(7,007)	469
Operating income	22,653	9,009	59,401	57,679

Interest expense	2,994	3,775	13,898	14,018
Interest income	(204)	(109)	(519)	(983)

Income before income taxes and cumulative effect of accounting change	19,863	5,343	46,022	44,644

Income taxes	6,422	(1,085)	16,258	13,317

Income before cumulative effect of accounting change	13,441	6,428	29,764	31,327

Cumulative effect of accounting change (net of tax of $16,410)	—	—	—	(24,625)

Net income	$13,441	$6,428	$29,764	$6,702

Earnings per common share (diluted):
Income before cumulative effect of accounting change	$0.36	$0.17	$0.79	$0.82
Cumulative effect of accounting change (net of tax of $0.43)	—	—	—	(0.64)
Net income	$0.36	$0.17	$0.79	$0.18

Weighted average number of shares outstanding (diluted)	37,581	38,300	37,454	38,223

Number of stores, beginning of period	467	447	455	436
Stores opened	5	8	18	22
Stores closed	(2)	0	(3)	(3)
Number of stores, end of period	470	455	470	455

Stores relocated	1	0	1	3

Condensed Consolidated Balance Sheets (unaudited)

	01/29/04	01/30/03
	Thousands

Cash and cash equivalents	$40,222	$40,195
Pharmacy and other receivables, net	163,950	135,610
Merchandise inventories (LIFO)	477,122	443,435
Other current assets	55,221	43,421
Current assets	736,515	662,661

Property, net of depreciation	613,420	596,018
Goodwill	82,085	82,085
Other non-current assets	10,092	11,307

Total assets	$1,442,112	$1,352,071

Accounts payable and accrued expenses	$296,741	$270,986
Employee compensation and benefits	109,386	92,185
Taxes payable	64,941	54,579
Current portion of long-term debt	91,870	2,348
Current liabilities	562,938	420,098

Long-term debt	114,558	181,429
Deferred income taxes and other long-term liabilities	50,695	34,074
Stockholders’ equity	713,921	716,470

Total liabilities and stockholders’ equity	$1,442,112	$1,352,071

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 52 weeks ended
	01/29/04	01/30/03
	Thousands
Operating Activities:
Net income	$29,764	$6,702
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—	24,625
Depreciation and amortization	83,595	77,736
Provision for store closures and asset impairment	7,438	10,754
Changes in assets and liabilities	(7,194)	(83,752)
Other	8,536	7,176
Net cash provided by operating activities	122,139	43,241

Investing Activities:
Net capital expenditures and acquisitions	(104,272)	(87,158)

Financing Activities:
Proceeds from (repayments of) long term borrowings, net	22,651	(17,626)
Repurchase of common stock	(20,023)	—
Dividend payments	(21,008)	(21,449)
Exercise of stock options	540	—
Net cash used in financing activities	(17,840)	(39,075)

Increase (decrease) in cash and cash equivalents	27	(82,992)
Cash and cash equivalents at beginning of year	40,195	123,187
Cash and cash equivalents at end of year	$40,222	$40,195